NEWS RELEASE

For Immediate Release
Date: July 29, 2010
Contact: Angie Richards
515.281.1014
arichards@fhlbdm.com

FHLB Des Moines Reports Second Quarter 2010 Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines today released unaudited financial highlights for the second quarter ended June 30, 2010. The Bank expects to file its Second Quarter 2010 Report with the Securities and Exchange Commission on or about August 10, 2010.

Operating Results

The Bank recorded net income of $13.2 million and $43.5 million during the three and six months ended June 30, 2010 compared to net income of $75.9 million and $70.0 million for the same periods in 2009. While net income decreased, primarily due to mark-to-market results on derivative and hedging activity reported in other income, net interest income and net interest spread showed improvement over the previous period and quarter.

Net interest income was $68.5 million and $120.8 million during the three and six months ended June 30, 2010 compared to $62.8 million and $72.1 million for the same periods in 2009. Net interest spread increased to 0.37 percent and 0.30 percent during the three and six months ended June 30, 2010 compared with 0.24 percent and 0.07 percent during the same periods in 2009. The increase in net interest income and spread was primarily due to an increase in agency backed mortgage-backed securities (MBS), an improvement in the Bank's funding costs and an increase in advance prepayment fee income.

The Bank utilizes derivative instruments in hedging certain assets and liabilities to manage the Bank's interest rate exposure and prepayment risk. Hedge accounting rules affect the timing and recognition of income or expense from derivatives and the related assets or liabilities being hedged. The recognition of income or expense can vary significantly between periods as the derivative instruments are always marked-to-market each month, while only qualifying hedged assets and liabilities are marked-to-market each month. Because of this monthly mark-to-market difference, the Bank's net income, reflected through other income, is subject to volatility from quarter to quarter.

During the three and six months ended June 30, 2010, the Bank recorded losses on derivatives and hedging activity of $64.7 million and $89.2 million compared to gains of $103.8 million and $96.4 million for the same periods in 2009. The losses in 2010 were primarily attributable to the Bank's economic derivatives, including interest rate caps used to hedge interest rate caps embedded in the Bank's floating rate MBS portfolio and mortgage loan prepayments. As a result of decreased interest rates, the Bank recorded mark-to-market losses of $67.9 million and $92.5 million on economic derivatives during the three and six months ended June 30, 2010 compared to gains of $29.8 million and $9.9 million for the same periods in 2009.

In addition, last year's results were positively impacted by the sale of U.S. Treasury obligations and the termination of interest rate swaps that generated a net gain of $33.0 million during the second quarter of 2009. This net gain was reflected in net (loss) gain on derivative and hedging activity and net loss on the sale of available-for-sale securities.

Balance Sheet Highlights

The Bank's total assets decreased to $59.5 billion at June 30, 2010 from $64.7 billion at December 31, 2009. The decrease was primarily attributable to a decline in advances and investments. Advances decreased to $32.5 billion at June 30, 2010 from $35.7 billion at December 31, 2009 due primarily to the high level of liquidity available in the market and the low loan demand experienced by the Bank's members.

Investments decreased to $19.2 billion at June 30, 2010 from $20.8 billion at December 31, 2009 due primarily to the Bank's sale of certain TLGP investments and taxable municipal bonds during the six months ended June 30, 2010. The Bank sold these securities to capture gains previously recorded and to re-invest some of the proceeds in higher-yielding assets.

The largest component of the Bank's investment portfolio is MBS, which totaled $13.3 billion at June 30, 2010 compared to $11.3 billion at December 31, 2009. At June 30, 2010, the Bank's private-label MBS represented only 0.2 percent, or $34.4 million, of its total investment portfolio. These private-label MBS were performing and the Bank has recorded no other-than-temporary impairment losses on these investments as of June 30, 2010.

The Bank's total liabilities decreased to $56.5 billion at June 30, 2010 from $61.7 billion at December 31, 2009. The decrease was primarily attributable to a decline in consolidated obligation discount notes. Discount notes decreased to $3.5 billion from $9.4 billion at December 31, 2009 due primarily to the decline in assets. The Bank also replaced some maturing discount notes with bonds during the six months ended June 30, 2010 as a result of decreased short-term funding needs and its desire to extend the duration of its liabilities.

Total capital was $2.9 billion at June 30, 2010 and December 31, 2009. Retained earnings grew to a record $501.1 million at June 30, 2010 from $484.1 million at December 31, 2009.

Dividend for the Quarter

At its regular meeting in August, the Board of Directors is scheduled to review and approve the dividend for the second quarter of 2010. A dividend announcement is expected on or about August 10, 2010.

Additional financial information will be provided in the Bank's Second Quarter 2010 Quarterly Report available at www.fhlbdm.com or www.sec.gov on or about August 10, 2010.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)

Statements of Condition (dollars in millions)	June 30, 2010	December 31, 2009	June 30, 2009
Investments	$19,179	$20,790	$21,576
Advances	32,491	35,720	37,165
Mortgage loans held for portfolio, net	7,531	7,717	8,120
Total assets	59,442	64,657	67,032
Consolidated obligations	54,560	59,912	61,566
Total capital stock - Class B putable	2,307	2,461	2,923
Retained earnings	501	484	437
Accumulated other comprehensive income (loss)	103	(34)	(22)
Total capital	2,911	2,911	3,338
Total regulatory capital	2,815	2,953	3,373

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Results and Performance Ratios (dollars in millions)	2010	2009	2010	2009
Net interest income after provision for credit losses	$68.5	$62.8	$120.8	$72.1
Other (loss) income	(37.6)	51.2	(35.1)	47.7
Other expense	13.0	12.8	26.5	24.5
Total assessments	4.7	25.3	15.7	25.3
Net income	13.2	75.9	43.5	70.0
Net interest margin	0.46%	0.35%	0.39%	0.20%
Return on average equity	1.84%	9.40%	3.04%	4.44%
Return on average capital stock	2.28%	10.49%	3.72%	4.92%
Return on average assets	0.08%	0.42%	0.14%	0.19%
Regulatory capital ratio	4.74%	5.03%	4.74%	5.03%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's Second Quarter 2010 Quarterly Report to be filed on or about August 10, 2010 with the Securities and Exchange Commission.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.